Exhibit 99.1
Calix Reports Second Quarter 2017 Financial Results

PETALUMA, CA – August 8, 2017 – Calix, Inc. (NYSE: CALX) today announced unaudited financial results for the second quarter ended July 1, 2017. Revenue for the second quarter of 2017 was a record $126.1 million, an increase of 17.4% compared to $107.4 million for the second quarter of 2016.
“Continued customer investments in broadband access led to record second quarter revenue, increasing by more than 17% compared to the year ago period and exceeding our expectations,” said Carl Russo, Calix, Inc. President and CEO. “Our transformation continues as we continue to experience strong demand for our AXOS platform which for the 9th consecutive quarter achieved double-digit growth in new customer adoption. We continue to transform our services business, which experienced higher than expected costs associated with previously-awarded turnkey network improvement projects. This led to the lower than expected earnings and we will sharpen our focus on driving increased efficiencies in our services business,” added Russo.
The GAAP net loss for the second quarter of 2017 was $19.0 million, or $(0.38) per basic and fully diluted share, compared to a GAAP net loss of $5.8 million, or $(0.12) per basic and fully diluted share, for the second quarter of 2016.
“The higher costs associated with previously-awarded projects in our services business are expected to persist over the near-term as activity levels remain elevated to close out these previously-awarded projects and meet customer requirements,” said Cory Sindelar, Calix, Inc. Interim CFO. “With our increased traction in the market, we remain committed to investing in our next generation technologies led by AXOS and Calix Cloud,” added Sindelar.
The Company’s non-GAAP net loss for the second quarter of 2017 was $15.3 million, or $(0.30) per fully diluted share, compared to a non-GAAP net loss of $2.0 million, or $(0.04) per fully diluted share, for the second quarter of 2016. Reconciliations of our operating results and loss per share from GAAP to non-GAAP are provided in this release.
Outlook
Calix is providing forward-looking estimates for third quarter and full year 2017 results as follows:
Third quarter 2017

Revenue	$126.0 - $130.0 million, representing growth of 4.0% - 7.3% year-over-year
Non-GAAP Gross Margin	36.0% - 39.0%
Non-GAAP Operating Expense	$59.0 - $61.0 million
Non-GAAP Net Loss Per Share	($0.27) - ($0.21)
Full year 2017
The Company is reiterating its prior guidance for full year 2017 revenue guidance projecting revenue growth of 10% or more relative to 2016. Full-year 2017 Non-GAAP earnings guidance is revised, and the Company now expects to report lower 2017 Non-GAAP earnings relative to 2016.
The Company estimates that GAAP EPS will be approximately $0.08 lower for third quarter of 2017 and approximately $0.40 lower for full year 2017 due to the inclusion of stock-based compensation, amortization of intangibles and restructuring charges. A reconciliation of the GAAP to non-GAAP outlook is provided in this release.
Restructuring Plan
In March 2017, the Company adopted a restructuring plan that seeks to realign the Company’s business to increase its focus towards its investments in innovative Software Defined Access systems and software, while reducing its cost structure in the traditional systems business. The Company has recognized restructuring charges of approximately $1.7 million for the six months ended July 1, 2017, consisting primarily of severance and other one-time termination benefits. Throughout the

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remainder of 2017, the Company intends to take further actions under this plan and expects to incur total pretax charges of up to $6.8 million for the full year related to this plan. These actions are anticipated to result in annualized cost savings approximately equal to the total charges incurred. The Company expects to see cost reduction benefits as a result of these charges starting in fiscal 2018.
Conference Call
In conjunction with this announcement, Calix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss its second quarter 2017 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)
The conference call and webcast will include forward-looking information.
About Calix
Calix, Inc. (NYSE: CALX) pioneered Software Defined Access and cloud products focused on access networks and the subscriber. Its portfolio of Intelligent Access systems combines AXOS, a revolutionary software platform for access, with Calix Cloud, innovative cloud products for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.
Forward-Looking Statements
Statements made in this press release and the earnings call referencing the press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, opportunities with existing and prospective customers, estimates and planned cost savings related to its restructuring plan and future financial performance (including the outlook for third quarter of fiscal 2017 and full year of 2017). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new products and solutions, its ability to grow its customer base, fluctuations in costs associated with its products and services including higher costs due to project delays and changes, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.
Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this press release to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP basic and diluted income (loss) per share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and acquisition-related costs, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this press release provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this press release. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

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Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016
Revenue:
Products	$107,348	$100,144	$198,953	$191,824
Services	18,775	7,281	44,688	13,976
Total revenue	126,123	107,425	243,641	205,800
Cost of revenue:
Products (1)	58,299	51,501	115,672	99,194
Services (1)	24,501	5,918	50,269	11,118
Total cost of revenue	82,800	57,419	165,941	110,312
Gross profit	43,323	50,006	77,700	95,488
Operating expenses:
Research and development (1)	32,950	25,033	66,758	47,806
Sales and marketing (1)	18,429	19,213	40,858	38,275
General and administrative (1)	9,701	11,641	19,958	24,325
Amortization of intangible assets	—	—	—	1,701
Restructuring charges	957	—	1,656	—
Total operating expenses	62,037	55,887	129,230	112,107
Loss from operations	(18,714)	(5,881)	(51,530)	(16,619)
Interest and other income (expense), net:
Interest income, net	54	97	148	194
Other income (expense), net	(151)	82	(81)	115
Total interest and other income (expense), net	(97)	179	67	309
Loss before provision for income taxes	(18,811)	(5,702)	(51,463)	(16,310)
Provision for income taxes	177	124	850	245
Net loss	$(18,988)	$(5,826)	$(52,313)	$(16,555)
Basic and diluted net loss per common share	$(0.38)	$(0.12)	$(1.05)	$(0.34)
Weighted average number of shares used to compute
basic and diluted net loss per common share	50,019	48,371	49,772	48,478

(1) Includes stock-based compensation as follows:
Cost of revenue:
Products	$96	$128	$212	$218
Services	75	55	131	92
Research and development	1,122	1,099	2,448	2,146
Sales and marketing	654	840	1,765	1,662
General and administrative	831	846	1,762	1,571
	$2,778	$2,968	$6,318	$5,689

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Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	July 1,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$37,294	$50,359
Marketable securities	12,915	27,748
Accounts receivable, net	53,392	51,336
Inventory	39,572	44,545
Deferred cost of revenue	40,094	34,763
Prepaid expenses and other current assets	11,112	10,571
Total current assets	194,379	219,322
Property and equipment, net	17,959	17,984
Goodwill	116,175	116,175
Intangible assets, net	—	813
Other assets	811	1,181
	$329,324	$355,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,840	$23,827
Accrued liabilities	72,662	69,715
Deferred revenue	41,847	27,854
Total current liabilities	142,349	121,396
Long-term portion of deferred revenue	21,104	20,237
Other long-term liabilities	638	878
Total liabilities	164,091	142,511
Stockholders’ equity:
Common stock	1,390	1,368
Additional paid-in capital	840,931	836,563
Accumulated other comprehensive loss	(464)	(656)
Accumulated deficit	(636,638)	(584,325)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	165,233	212,964
	$329,324	$355,475

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Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six Months Ended
	July 1,	June 25,
	2017	2016
Operating activities:
Net loss	$(52,313)	$(16,555)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,929	4,131
Loss on retirement of property and equipment	80	—
Amortization of intangible assets	813	4,178
Amortization of premium (discount) relating to available-for-sale securities	(3)	233
Stock-based compensation	6,318	5,689
Changes in operating assets and liabilities:
Accounts receivable, net	(2,056)	(1,963)
Inventory	4,973	6,906
Deferred cost of revenue	(5,331)	(1,894)
Prepaid expenses and other assets	(156)	1,394
Accounts payable	3,731	(5,859)
Accrued liabilities	2,962	9,012
Deferred revenue	14,860	323
Other long-term liabilities	(241)	(207)
Net cash provided by (used in) operating activities	(21,434)	5,388
Investing activities:
Purchases of property and equipment	(4,715)	(3,078)
Purchases of marketable securities	(8,732)	—
Sales of marketable securities	5,051	—
Maturities of marketable securities	18,516	11,670
Net cash provided by investing activities	10,120	8,592
Financing activities:
Proceeds from exercise of stock options	29	14
Proceeds from employee stock purchase plan	673	2,905
Payments for repurchases of common stock	—	(12,809)
Taxes paid for awards vested under equity incentive plan	(2,630)	(1,547)
Net cash used in financing activities	(1,928)	(11,437)
Effect of exchange rate changes on cash and cash equivalents	177	(124)
Net increase (decrease) in cash and cash equivalents	(13,065)	2,419
Cash and cash equivalents at beginning of period	50,359	23,626
Cash and cash equivalents at end of period	$37,294	$26,045

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Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016
GAAP net loss	$(18,988)	$(5,826)	$(52,313)	$(16,555)
Adjustments to reconcile GAAP net loss to non-GAAP net loss:
Stock-based compensation	2,778	2,968	6,318	5,689
Amortization of intangible assets	—	814	813	4,178
Restructuring charges	957	—	1,656	—
Acquisition-related costs	—	76	—	351
Non-GAAP net loss	$(15,253)	$(1,968)	$(43,526)	$(6,337)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Loss per Common Share
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2017	2016	2017	2016
GAAP net loss per common share, basic and diluted	$(0.38)	$(0.12)	$(1.05)	$(0.34)
Per common share adjustments for:
Stock-based compensation	0.06	0.06	0.13	0.11
Amortization of intangible assets	—	0.02	0.02	0.09
Restructuring charges	0.02	—	0.03	—
Acquisition-related costs	—	—	—	0.01
Non-GAAP net loss per common share, basic and diluted	$(0.30)	$(0.04)	$(0.87)	$(0.13)
Weighted average number of shares used to compute
non-GAAP net loss per common share, basic and diluted	50,019	48,371	49,772	48,478

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Calix, Inc.
Reconciliation of GAAP to Non-GAAP Outlook
(Unaudited, in thousands, except per share data)
Three Months Ending September 30, 2017

Outlook	GAAP	Stock-Based Compensation	Restructuring Charges	Non-GAAP
Gross margin	35.9% - 38.9%	0.14%	0.00%	36.0% - 39.0%
Operating expenses	$ 63,200 - $ 65,200	$ (2,700)	$ (1,500)	$ 59,000 - $ 61,000
Net loss per diluted share	$ (0.35) - $ (0.29)	$ 0.05	$ 0.03	$ (0.27) - $ (0.21)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Outlook
(Unaudited)

Outlook	Year Ending December 31, 2017
Estimated per common share adjustments for:
Stock-based compensation	$0.24
Amortization of intangible assets	0.02
Restructuring charges (1)	0.14
Total GAAP to non-GAAP net loss per common share adjustments	$0.40
(1) In relation to the restructuring plan for fiscal 2017, Calix currently estimates that over the course of 2017, it will recognize to its GAAP financial results an amount up to $6.8 million consisting primarily of severance and other one-time termination benefits. These charges are primarily cash-based. Calix recognized $1.7 million of these charges during the first six months of fiscal 2017 with the remaining amount to be recognized during the rest of the fiscal year.
Investor Inquiries:

Thomas J. Dinges, CFA
408-474-0080
Tom.Dinges@calix.com